EXHIBIT 2.2
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                        CLOSING DATE EXTENSION AGREEMENT

            This Closing Date Extension Agreement ("Extension Agreement") is made this 20th day of September 2002 by and between Crosswalk.com, Inc. ("Seller") and OnePlace, LLC ("Buyer").

RECITALS:

            WHEREAS, Seller and Buyer have entered into an Asset Purchase Agreement dated August 19, 2002 ("Purchase Agreement") whereby Seller agreed to sell and Buyer agreed to buy certain assets of Seller;

            WHEREAS, Seller and Buyer entered into a Management Agreement dated August 29, 2002 ("Management Agreement") whereby Buyer agreed to provide hosting and other services to Seller in exchange for Service Fees, as defined in the Management Agreement;

            WHEREAS, Seller and Buyer intended that Closing of the transactions set forth in the Purchase Agreement would occur on the date Buyer's and Seller's conditions precedent to Closing, as set forth in Article VII and Article VIII of the Purchase Agreement, had first been satisfied or waived ("Original Date");

            WHEREAS, to the extent such conditions precedent are satisfied or waived on or before October 4, 2002 ("Delayed Date"), Buyer desires to extend the date of Closing of the transactions set forth in the Purchase Agreement to the Delayed Date (the period of time from the Original Date to the Delayed Date, being referred to herein as the "Delay");

            WHEREAS, Buyer and Seller desire to amend the Purchase Agreement and Management Agreement consistent with the principle that the Delay shall not cause a financial penalty to Seller pursuant to the terms of either the Purchase Agreement or the Management Agreement;

            NOW THEREFORE, in exchange for good and valuable consideration, including the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

AGREEMENT

1. Each of the capitalized terms herein unless otherwise defined, shall have the meaning ascribed to such term as set forth in the Purchase Agreement.

2. Seller hereby represents and warrants to Buyer, as of the date of this Extension Agreement, the following: (a) as provided by Section 7.1 of the Purchase Agreement, the representations and warranties of Seller contained in the Purchase
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Agreement are complete and correct in all material respects; (b) as provided by
Section 7.2 of the Purchase Agreement, Seller has performed in all material respects all covenants, agreements and obligations required by this Agreement and each of the other Transaction Documents to be performed or complied with by Seller on or before the Closing Date, other than the delivery of those Transaction Documents set forth in Section 9.2 of the Purchase Agreement; (c) as provided by Section 7.7 of the Purchase Agreement, Seller has received from its shareholders approval for Seller's consummation of the transactions set forth in the Purchase Agreement.

3. Provided the Delayed Date is after the Original Date, the Closing shall be delayed by the number of days of the Delay.

4. Provided the Delayed Date is after the Original Date, then the following terms shall apply: (a) the dates set forth in Section 2.1(a) of the Purchase Agreement, as provided in Section 2.1(b) shall be extended by the number of days of the Delay; (b) during any portion of the Delay, Seller shall not accrue liability for the Service Fees described in Section 2.2.1 of the Management Agreement; and, (c) Seller shall receive a credit to the Purchase Price in the amount of the interest on the Purchase Price during the Delay, at the rate of four percent (4%) per annum.

5. Effective as of the date of this Extension Agreement, Buyer shall be entitled to hire the employees of Seller pursuant to the terms of Section 1.4 of the Purchase Agreement, as though Closing had previously occurred.

6. Effective as of the date of this Extension Agreement, Buyer shall be entitled to all revenues generated by or from the Sale Assets.

7. Buyer shall be entitled to assign its rights, interest and obligations arising under the Purchase Agreement to any entity controlled by, or under common control with Buyer, provided Buyer's parent Salem Communication Corporation shall guarantee the obligations of such entity, and nothing herein shall relieve Buyer of its obligations arising under the Purchase Agreement.

8. Except as expressly modified by this Agreement, all of the terms and conditions of the Purchase Agreement and the Management Agreement shall remain in full force and effect and be binding on the parties.

9. This Extension Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same Agreement.
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            IN WITNESS WHEREOF, the parties have executed this Closing Date
Extension Agreement as of the date first set forth above.

SELLER:                                  BUYER:

CROSSWALK.COM, INC.                      OnePlace, LLC
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By:  /s/ Jon Morgan                      By:  /s/ Jonathan L. Block
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     Jon Morgan                               Jonathan L. Block
     President                                Vice President
                                              Salem Communications Corporation
                                              Its Managing Member